EXHIBIT 23.1

TAUBER & BALSER, P.C.

Certified Public Accountants

3340 Peachtree Road, N.E.

Suite 250

Atlanta, GA 30326

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference of our report to the Board of Directors and Stockholders of Next, Inc. and Subsidiaries dated February 11, 2003, accompanying the consolidated financial statements, of Next, Inc. and Subsidiaries as of November 30, 2002 included in the September 30, 2002 Form 10-KSB/A to be filed on or about September 9, 2003.

/s/ Tauber & Balser, P.C.

Tauber & Balser, P.C. Atlanta, Georgia September 5, 2003